FOR IMMEDIATE RELEASE

VAALCO ENERGY ANNOUNCES NEW DIRECTOR

HOUSTON – October 23, 2014 – VAALCO Energy, Inc. (NYSE: EGY) announced today the appointment of Andrew L. Fawthrop to the Company’s Board of Directors, effective November 1, 2014.  Mr. Fawthrop will stand for re-election at the Company’s 2015 Annual Meeting of Shareholders.

Mr. Fawthrop, 62, has deep and broad-based experience in the oil and gas industry, including in West Africa, having served for 37 years with Unocal Corporation and Chevron Corporation (following its acquisition of Unocal in 2005) in numerous international leadership positions.  Most recently, until his retirement in 2014, Mr. Fawthrop served as Chairman and Managing Director for Chevron Nigeria.  Prior to his assignment in Nigeria, Mr. Fawthrop served as President and Managing Director for Unocal/Chevron Bangladesh from 2003 until 2007.  In his professional career, Mr. Fawthrop has held various positions of increasing responsibility for exploration activities around the world in geographies including China, Egypt, Indonesia, Mexico, Africa, Latin America and Europe.

Mr. Fawthrop said, “I believe VAALCO has outstanding assets and a proven track record of success and I am excited to join the Board of Directors.  In particular, I look forward to leveraging my background, including my recent experience in West Africa, to help guide VAALCO’s strategy for exploration and production activities.”

Steven Guidry, Chairman and CEO commented, “Andrew’s extensive international experience will bring an important perspective and dimension to our Board of Directors.  We are extremely pleased to welcome Andrew to our Board and look forward to his counsel.”

Mr. Fawthrop holds a Bachelors Degree in Geology and Chemistry and a Masters Degree in Marine Geology from the University of London.

About VAALCO

VAALCO Energy, Inc. is a Houston based independent energy company principally engaged in the acquisition, exploration, development and production of crude oil.  VAALCO’s strategy is to increase reserves and production through the exploration and exploitation of oil and natural gas properties with high emphasis on international opportunities.  The company’s properties and exploration acreage are located primarily in Gabon, Angola and Equatorial Guinea in West Africa.

Investor Contact Gregory R. Hullinger Chief Financial Officer 713-623-0801	Media Contact Tim Lynch / Jed Repko Joele Frank, Wilkinson Brimmer Katcher 212-355-4449